EXHIBIT 5.01
[LETTERHEAD OF HOGAN & HARTSON L.L.P.]
April 5, 2006
Board of Directors
Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090
Ladies and Gentlemen:
          We are acting as counsel to Ciena Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (SEC File No. 333-132952) (the “Registration Statement”), filed with the Securities and Exchange Commission under Rule 462(e) under the Securities Act of 1933, in which the Company is proposing to issue and sell in an underwritten public offering up to $345,000,000 aggregate principal amount of 0.25% Convertible Senior Notes due 2013 (the “Notes”) pursuant to the terms of the Underwriting Agreement, as defined below, and as described in a prospectus dated April 3, 2006 that forms a part of the Registration Statement (the “Prospectus”) and in a supplement to the Prospectus dated April 4, 2006 (together with the Prospectus, the “Prospectus Supplement”). The Notes will be offered and sold by the Company as set forth in the Prospectus Supplement and are to be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
          This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement.

2.	The Prospectus Supplement.

3.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on April 4, 2006 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

Board of Directors
Ciena Corporation
April 5, 2006

5.	Resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors on March 1, 2006, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the filing by the Company of the Registration Statement and other related matters.

6.	Resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting of the Pricing Committee on April 4, 2006, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the pricing of the Notes and other related matters.

7.	An executed copy of the Underwriting Agreement dated April 4, 2006 (the “Underwriting Agreement”) between the Company and Goldman, Sachs & Co. and the underwriters named in Schedule A thereto.

8.	The Form of Indenture under which the Notes are to be issued filed as Exhibit 4.07 to the Registration Statement (the “Indenture”) to be entered into by the Company and The Bank of New York, a New York banking corporation (the “Trustee”).
          In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraph (a), the laws of the State of New York, and (ii) as to the opinions given in paragraph (b), the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that:
          (a) With respect to the Notes, upon (i) due execution and delivery of the Indenture on behalf of the Company and the Trustee, (ii) due authentication of the Notes by the Trustee, and (iii) due execution, issuance and delivery of the Notes by the Company against payment of the consideration therefor specified in the Underwriting Agreement, and otherwise in

Board of Directors
Ciena Corporation
April 5, 2006

accordance with the terms of the Indenture, and as contemplated by the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          (b) With respect to any Common Stock to be issued upon the conversion of Notes, following valid issuance of the Notes and upon due exercise of applicable conversion rights in accordance with the terms of the Notes, the Common Stock will be validly issued, fully paid and non-assessable.
          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
          This opinion has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Company’s Current Report on Form 8-K to be filed on April 5, 2006 in connection with execution of the Underwriting Agreement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, HOGAN & HARTSON L.L.P.